EXHIBIT 10.5

Amendment No. 1

to the

Developer Addendum No. 2

This Amendment No. 1 (“Amendment”) to the Developer Addendum No. 2 dated December 26, 2010, by and between Zynga Inc. (“Zynga, Inc.”, “you”, or “your”) and Facebook, Inc. and Facebook Ireland Limited (collectively, “Facebook”, “FB”, “we”, “us”, or “our”) (the “Addendum No. 2”, and together with the Statement of Rights and Responsibilities, as amended and supplemented by the Addendum No. 2 and the Developer Addendum dated May 14, 2010, the “Original Agreement”), is made by and between Facebook and Zynga on June 12, 2012 (“Amendment Effective Date”). We and you are sometimes referred to in this Amendment individually as a “party” or collectively, as the “parties”.

Recitals

A.	FB desires to allow Zynga to test Play Now on certain Developer Applications on the Facebook Site canvas.

B.	Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the same meanings given to them in Addendum No. 2.

In consideration of the mutual covenants herein set forth in Addendum No. 2 and this Amendment, the parties agree hereby as follows:

Agreement

1. Definitions. The following new definitions are hereby appended to Exhibit A of Addendum No. 2:

“Play Now” means the pilot Facebook Service program that allows certain Facebook Platform developers to access, use, and display Play Now User Data to personalize a Facebook User’s experience on such developer’s application on the Facebook Site canvas as soon as the Facebook User arrives to such application on the Facebook Site canvas.

“Play Now User Data” means the following Facebook User Data: a Facebook User’s user ID, a Facebook User’s friends list, and publicly viewable Facebook User Data.

2. Play Now on Facebook Site Canvas. Subject to the terms of this Amendment, Zynga may make available Play Now for the testing of Covered Zynga Games on the Facebook Site canvas (“Play Now Applications”), for a period of ninety (90) days beginning on the Amendment Effective Date (the “Test Period”), in accordance with the following requirements:

a. FB’s written approval of each Play Now Application prior to the launch of such Play Now Application. Zynga must launch such Play Now Application within a reasonable time period after receiving the written approval from FB.

b. Zynga will specify to FB in writing (which may be provided by email) the data Zynga will access in providing such Play Now Application and an explanation of how Zynga will use such data.

c. To the extent that Zynga receives Play Now User Data for a particular Play Now Application, for any Facebook User that (i) opts out of or disables Zynga’s use of their Play Now User Data for a Play Now Application (which includes the Facebook User making this choice through either a per-application opt-out or a global opt-out mechanism provided to the user by FB) or requests the deletion of their Play Now User Data related to such Play Now Application via either a dialog implemented by FB (provided that FB gives Zynga notice of any

Confidential Information

such opt-out or request for deletion that it receives from a Facebook User) or a request the Facebook User makes to Zynga, or (ii) uninstalls access to such Play Now Application, Zynga will delete from such Play Now Application that Play Now User Data promptly; provided that such Facebook User has not separately accepted Zynga terms and conditions for such Play Now Application. For the avoidance of doubt, nothing in this Amendment shall amend or modify Zynga’s use of Facebook Data obtained under the Original Agreement, and the terms thereof shall continue to govern Zynga’s use of such Facebook Data.

d. In addition, Zynga will provide an email address to FB, which may be provided to Facebook Users, so that FB may enable any Facebook User who has never visited your Play Now Applications to request that Zynga delete all information Zynga received from FB about such Facebook User. Zynga agrees to comply with all such requests as promptly as possible.

e. Further, in the event that Zynga accesses or uses users.getByEmail() or functionally equivalent API (“Email API”) for a Play Now Application, Zynga will not use any Facebook User’s user ID Zynga receives through an Email API to obtain any additional information about any Facebook User through the Facebook Platform until after the applicable Facebook User or Facebook friend of such a Facebook User visits Zynga’s Play Now Application.

f. Zynga is fully responsible for Play Now User Data in Zynga’s possession or control. As such, Zynga will deploy administrative, technical and physical safeguards that prevent the unauthorized access, processing, use or disclosure of Play Now User Data. Zynga will promptly notify FB of any unauthorized access, processing, use or disclosure of Play Now User Data and will cooperate with FB to address any problems or concerns resulting from such unauthorized access. If FB requests to review Zynga’s security program, Zynga will grant FB full and complete access and will cooperate with FB to address any security concerns.

3. Upon the expiration of the Test Period, all rights granted hereunder to use Play Now Applications shall terminate unless otherwise agreed to in writing by FB.

4. This Amendment together with the Original Agreement constitutes the entire agreement of the Parties with respect to the matters set forth herein and there are no other agreements, commitments or understanding among the Parties with respect to the matters set forth herein. Nothing in this Amendment shall amend the terms and conditions of Developer Addendum, and all terms and conditions of the Original Agreement not expressly amended herein shall remain in full force and effect. The terms and conditions of this Amendment shall prevail over any conflicting terms and conditions in the Original Agreement.

In witness whereof, this Amendment has been duly executed by the parties as of the Amendment Effective Date.

Facebook, Inc.		Zynga Inc.

By:	/s/ Ethan Beard	By:	/s/ Whitney Chang
Name:	Ethan Beard	Name:	Whitney Chang
Title:	Director	Title:	Corporate Controller
Date:	6/13/12	Date:	6/11/2012

Facebook Ireland Limited

By:	/s/ Cipora Herman
Name:	Cipora Herman
Title:	VP Finance
Date:	6/13/12

Confidential Information

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